Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290471

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED May 29, 2026)

YD BIO LIMITED

Prospectus for

11,436,270 Ordinary Shares Issuable Upon Exercise of Public Warrants

58,571,199 Ordinary Shares by the Selling Shareholders

3,136,056 Ordinary Shares Issuable upon Exercise of Warrants

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated May 29, 2026 (as supplemented or amended from time to time, the “Prospectus”) of YD Bio Limited (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-290471), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on August 11, 2026 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time. You should read the entire Prospectus, this Prospectus Supplement and any amendments or other supplements carefully before making an investment decision.

Our Ordinary Shares are listed on the Global Market tier of The Nasdaq Stock Market LLC under the symbol “YDES.” On August 10, 2026, the last sale price for our Ordinary Shares as reported on the Global Market tier of The Nasdaq Stock Market LLC was $2.51 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 11, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Month of August 2026

Commission File Number: 001-42810

YD Bio Limited

12F., No. 3, Xingnan St.,

Nangang Dist.,

Taipei City 115001, Taiwan

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

Issuance of Press Release

On August 11, 2026, YD Bio Limited (the “Company”) issued a press release announcing the launch of two nutraceutical products in Taiwan, and its intent to explore additional opportunities for collaboration through a repeatable physician-partnership model. A copy of the press release is furnished as Exhibit 99.1 to this Report on Form 6-K (this “Report”) and is incorporated herein by reference.

The information contained in this Report, except for any quotes provided in the press release, is hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (File No. 333-292554) to be a part thereof, to the extent not superseded by documents or reports subsequently filed or furnished. This Report, including Exhibit 99.1, shall not otherwise be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Forward Looking Statements

Matters discussed in this report may constitute forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are statements other than statements of historical facts. The words “believe”, “may”, “intend”, “expect”, “pending”, “will” and similar expressions identify forward-looking statements. The forward-looking statements in this report are based upon various assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations. Except as required by law, the Company disclaims any duty to update these forward-looking statements.

EXHIBIT INDEX

The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press Release, dated August 11, 2026

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

August 11, 2026

YD BIO LIMITED

By:	/s/ Edmund Hen
Name:	Edmund Hen
Title:	Chief Financial Officer

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Exhibit 99.1

YD Bio Launches a Physician-Partnership Initiative in Taiwan with the Announcement of Two Nutraceutical Products in Collaboration with the Taiwan Chronic Disease Healthcare Association and the Future Health Institute

Two chrono-nutrition formulations — a daytime lipid-soluble “Golden Triangle” formula and a nighttime zinc-plus-calcium formula — were developed in collaboration with the Taiwan CDHA and FHI. The Company intends to expand this approach by exploring additional opportunities for collaboration with other physicians and healthcare organizations.

TAIPEI, Taiwan, August 11, 2026 (GLOBE NEWSWIRE) — YD Bio Limited (“YD Bio” or the “Company”) (Nasdaq: YDES), a biotechnology company advancing DNA methylation–based cancer detection technology and ophthalmologic innovations, today announced its initial step towards building a physician-partnership ecosystem and related consumer health commercialization capabilities in Taiwan with the launch of two chrono-nutrition formulations, a daytime lipid-soluble “Golden Triangle” formula and a nighttime zinc-plus-calcium formula, developed in collaboration with the Taiwan Chronic Disease Healthcare Association (“CDHA”) and the Future Health Institute, a widely followed physician-led health education platform in Taiwan with more than 233,000 subscribers on YouTube (“FHI”).

This physician-partnership model represents a bottoms-up approach in which practicing clinicians define the formulation requirements based on observations in their own patient populations, with YD Bio contributing its expertise in product development, sourcing, quality oversight and commercialization.

The Company regards this collaboration with the Taiwan CDHA and FHI as the initial deployment of a repeatable physician-partnership model rather than a standalone product launch and intends to explore additional collaborations with other physicians and healthcare organizations.

Launch Highlights

●	Two products launched in Taiwan under the YD Bio brand, built around a day-and-night chrono-nutrition concept.
●	Builds a relationship with health-conscious consumers in Taiwan through its nutritional products business, creating a foundation for future engagement with the Company’s regulated diagnostics and clinical services offerings.
●	Co-developed with practicing physicians; each product carries the certification mark of the Taiwan CDHA and a recommendation by the FHI.
●	Physician-partnership model designed to be repeatable — the Company intends to co-develop further formulations with additional clinician partners for their respective patient communities.

Why a Physician-Partnership Model

Consumer health companies often compete through marketing spend and distribution channels. In contrast, YD Bio’s approach starts with physician insights and healthcare relationships: a physician with an established practice and an engaged audience identifies a specific nutritional need in that population, then the formulation is built to address such need. The Company believes this approach offers three advantages: (1) healthcare solutions grounded in observed patient needs, (2) distribution through established relationships based on trust rather than purchased attention, and (3) a template that can be applied again with each new physician partner.

For YD Bio, the model is intended to be capital-light relative to the Company’s therapeutic and diagnostic programs, to generate recurring consumer revenue from repeat purchases, and to build a relationship with health-conscious consumers in Taiwan that may support future engagement with the Company’s regulated diagnostics and clinical services offerings.

Scientific Background

The daytime formulation reflects an area of research interest for the Company’s scientific team. A review manuscript titled “Beyond Bone Health: Exploring the ‘Heart-Brain-Bone’ Axis Modulated by Lipid-Soluble Nutrients (Omega-3, Vitamin D3, and Vitamin K2),” co-authored by YD Bio personnel together with physician-researchers in Taiwan, has been submitted to a peer-reviewed journal and is currently under review. The manuscript examines the published literature on how long-chain omega-3 fatty acids, vitamin D3 and vitamin K2 (MK-7) act on shared biological pathways relating to calcium handling, inflammation resolution and vascular function.

“Our vision is to build an integrated healthcare platform that connects scientific innovation, clinical expertise and patient needs,” said Dr. Ethan Shen, Founder, Chairman and Chief Executive Officer of YD Bio. “Our collaboration with physician-led organizations in Taiwan represents an important step in expanding our healthcare ecosystem and building trusted relationships with healthcare professionals and consumers. While consumer health products represent one component of our broader strategy, our focus remains on developing scalable healthcare solutions across diagnostics, clinical services and life science commercialization.”

About YD Bio Limited

YD Bio is a U.S.-anchored public biotechnology company building an integrated healthcare platform spanning regulated molecular diagnostics, clinical services, precision medicine, and life science commercialization. The Company operates DNA methylation–based oncology testing programs in the United States under a laboratory-developed test strategy and supports pharmaceutical and biotechnology partners through compliant life science distribution and clinical trial supply chain services. In addition, the Company maintains regulated ocular health commercialization operations and a consumer health distribution platform in Asia. For more information, visit ir.ydesgroup.com and follow the Company on Facebook, X, Threads, Instagram and LinkedIn.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor provisions created by the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s intention to co-develop additional products with further physician partners, the anticipated capital requirements associated with, and the benefits and repeatability of, the physician-partnership model, the expected contribution of consumer health activities to the Company’s business, and the submission and potential publication of the review manuscript submitted to a peer-reviewed journal. Forward-looking statements are not guarantees of future performance and can be identified by words such as “aim,” “intend,” “seek,” “believe,” “designed to,” “expects,” “anticipates,” “plans,” “may,” “could,” “will” and other similar expressions. The manuscript described above is a narrative review, has not been peer-reviewed or accepted for publication, and does not establish the clinical safety or efficacy of any product. Actual results may differ materially from those expressed or implied by forward-looking statements due to a variety of factors, including consumer demand and market acceptance; the Company’s ability to enter into and maintain partnerships with physicians and other healthcare organizations; supply chain disruptions, manufacturing and quality considerations; competition; regulatory and labeling requirements in Taiwan and other jurisdictions; the results of review of Company submissions by peer-reviewed journals; and other risks and uncertainties described in YD Bio’s filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company cautions investors not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, except as required by law, and encourages investors to review the risk factors in its Annual Report on Form 20-F and other SEC filings.

For investor and media inquiries, please contact:

YD Bio Limited

Investor Relations

Email: investor@ydesgroup.com

WFS Investor Relations Inc.

Email: services@wfsir.com

Phone: +1 628 283 9214

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